ALLIANCE  ENTERTAINMENT CORP. REPORTS OPERATING RESULTS FOR APRIL;
       COURT SETS ADEQUACY HEARING DATE FOR PLAN OF REORGANIZATION

     NEW YORK -- May 29, 1998 -- Alliance Entertainment Corp. (OTC: AETTQ) filed its monthly operating report and announced that following an expected positive outcome of the June 23, 1998, hearing on the adequacy of its Disclosure Statement, it will commence with the solicitation process for approval of its Plan of Reorganization. In the report filed with the Office of the United States Trustee, the Company reported a consolidated net loss of $4.5 million on net sales of $23.4 million. The loss includes $2.3 million in interest and reorganization expenses. The April results compare with a consolidated net loss of $3.2 million on net sales of $25.8 million, and $2.5 million in interest and reorganization expenses for March reporting period.

     "The April results are consistent with our 1998 business plan. I am very pleased that we have filed our Disclosure Statement and Plan of Reorganization and continue to move forward with the confirmation process with a projected emergence from Chapter 11 in late summer," said Eric Weisman, Alliance's president and chief executive officer.

     "The proposed Plan of Reorganization will result in a privately held company focused on the music distribution business and opportunities for growth using new channels of distribution, including the Internet. We have worked hard over the last 10 months and made difficult decisions in order to bring Alliance out of Chapter 11 as a profitable company. We have closed facilities, consolidated procedures and decreased our workforce in order to secure the future of the Company," Mr. Weisman continued.

     The Company's Plan calls for the majority of the equity in the newly reorganized Alliance to be distributed to the secured bank claim holders with The Chase Manhattan Bank acting as agent for the syndicate of banks included. The Plan also calls for the cancellation of the current common stock with no distribution to the shareholders. The cancellation will occur in conjunction with the confirmation of the Plan.

     Alliance Entertainment Corp. is the largest wholesaler of prerecorded music and related products. In addition, Alliance through its Concord and Castle subsidiaries, is a developer and marketer of catalog content in several genres.
     The Company currently employees approximately 800 people in the United States,
Canada and the United Kingdom and maintains headquarters in Coral Springs, Fla. Alliance Entertainment Corp. and certain of its subsidiaries filed to reorganize under Chapter 11 on July 14, 1997.

     Forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These
forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "expects," "anticipates," or words of similar import. Similarly, statements that describe the Company's future plans, objectives, estimates or goals are forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by forward-looking statements made herein. Investors are cautioned that all forward-looking statements involve risks and uncertainty.